Exhibit 5.1
SMITH, ANDERSON, BLOUNT,
DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 —————	LAWYERS September 5, 2019	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ————— TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Novan, Inc.
4105 Hopson Road
Morrisville, North Carolina 27560

Re:     Novan, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Novan, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 100,500 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), issuable upon exercise of non-qualified stock options granted to four employees of the Company as an inducement material to entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award Agreements”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Form of Inducement Award Agreement, certified copies of resolutions of the board of directors of the Company and certain committees thereof, and such other documents and considered such matters of law and fact, in each case, as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. We call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the applicable Inducement Award Agreement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Shares by the transfer agent for the Common Stock, such Shares will be validly issued, fully paid and nonassessable.

Novan, Inc.
September 5, 2019

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. This opinion is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

Our opinions herein are expressed as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT,
DORSETT, MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, L.L.P.